Exhibit 99
Interstate General Company L.P., A Limited Partnership Executive Offices: Two West Washington Street, P.O. Box 1280, Middleburg, Virginia 20118 (540) 687-3177 FAX (540) 687-3179

NEWS RELEASE

IGC RECEIVES NOTICE FROM THE AMERICAN STOCK EXCHANGE OF THE PROPOSED DE-LISTING OF ITS UNITS

FOR IMMEDIATE RELEASE December 22, 2004	CONTACT Mark Augenblick (540) 687-3177

Middleburg, VA - Interstate General Company L.P. ("IGC" or the "Company") (AMEX: IGC; PCX) reported today that on December 16, 2004, it received notice that the staff of the American Stock Exchange ("AMEX") had determined to proceed with the filing of an application with the Securities and Exchange Commission (the "SEC") to strike IGC's common units from listing and registration on the AMEX. The AMEX staff determined that the Company is not in compliance with Section 1003(a)(iii) of the AMEX Company Guide in that it has shareholders' equity of less than $6,000,000 and losses from continued operations and/or net losses in its five most recent fiscal years.

The Company will not appeal the determination by the AMEX staff. In response to an earlier notice from the AMEX dated December 10, 2004, that IGC was not in compliance with the continued listing standards of the AMEX, the Company informed the AMEX staff that it does not have available resources to bring the Company into compliance with the AMEX's listing qualifications, and that it was therefore not in a position to submit a plan to bring it into compliance within 12 months as required by the AMEX Company Guide. The determination by the AMEX staff will become final on December 22, 2004. The AMEX staff will suspend trading in the Company's units and submit the application to the SEC to strike the Company's units from listing and registration on the AMEX. It is expected that such suspension of trading and application will be made on or about December 28, 2004, and the application will become effective on or after January 8, 2005. As stated in the Company's press release dated December 14, 2004, announcing that it had received notice from the AMEX of non-compliance with its listing requirements, the Company's management and board of directors are considering steps to be taken to protect the unitholders' equity in the Company following the de-listing of its units.

This news release contains forward-looking information and statements. Investors are cautioned that such statements involve known and unknown results, risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, whether expressed or implied, in the forward-looking statement. Forward-looking statements are related to anticipated events. Numerous factors could cause results to differ, including but not limited to changes in market demand, interest rates, impact of competitive facilities and pricing, dependence on third party suppliers, changes in government regulations, and the cyclical nature of real estate and the uncertainties of the Company's development project. Although the Company believes that its plan, intentions or expectations reflected in such forward-looking statements are reasonable, it can give no assurance that its expectations will be attained. For more information, please refer to the Company's Form 10-QSB on file with the Securities and Exchange Commission for the quarter ended September 30, 2004.